FOR IMMEDIATE RELEASE	NEWS
May 4, 2016	NYSE: NGS
Exhibit 99

NGS Reports First Quarter 2016
Earnings of 20 cents per Diluted Share

 MIDLAND, Texas May 4, 2016 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three months ended March 31, 2016.

Revenue: Total revenue was $21.6 million, a decrease from $24.7 million, or 13%, for the three months ended March 31, 2016 compared to the same period ended March 31, 2015. This change was attributable to a decrease in rental revenue related to reduced activity in the upstream oil and gas industry due to low commodity prices. Total revenue decreased between consecutive quarters by $4.2 million to $21.6 million from $25.8 million, primarily due to a combination of lower compressor unit sales and decline in rental revenues.

Gross Margins: Total gross margin for the three months ended March 31, 2016 decreased $2.3 million to $11.8 million from $14.2 million for the same period ended March 31, 2015. Total gross margin percentage dropped slightly to 55% for the three months ended March 31, 2016 compared to 57% for the same period ended March 31, 2015. This decrease was the result of a mix shift from higher margin rentals to lower margin compressor sales and lower compressor sales margins. Sequentially, gross margin was $13.0 million for the three months ending December 31, 2015 compared to $11.8 million in the three months ended in March 31, 2016. Gross margin percentages improved to 55% from 51%, driven primarily by a greater mix and higher gross margin in our rental business.

Operating Income: Operating income for the three months ended March 31, 2016 was $3.8 million, compared to the prior year's first quarter level of $5.8 million. This decrease was due to a reduction in rental revenue and sales gross margins, but partially offset by an increase in rental gross margins. Sequentially, operating income decreased to $3.8 million, for the three months ended March 31, 2016 from $4.6 million in the three month period ended December 31, 2015 primarily due to a decrease in total revenues and lower compressor sales gross margins between the periods.

Net Income:  Net income for the three months ended March 31, 2016 decreased to $2.5 million compared to net income of $3.7 million for the same period in 2015. Sequentially, net income decreased to $2.5 million from $3.3 million.

Earnings Per Share:  Comparing the first quarter of 2016 versus 2015, earnings per diluted share was 20 cents down from 29 cents. Diluted earnings per share decreased to 20 cents from 26 cents between sequential quarters.

EBITDA:  EBITDA decreased $2.3 million to $9.3 million or 43% of revenue for the three months ended March 31, 2016 versus $11.6 million or 47% of revenue for the same three months ended March 31, 2015. EBITDA decreased approximately $937 thousand in the sequential quarters, and relative to revenue, which increased to 43% from 40%. Please see discussion of Non-GAAP Financial Measures - EBITDA, below.

Cash Flow: At March 31, 2016, cash and cash equivalents were $43.1 million with a debt level of $417,000, all of which was classified as long term. Positive net cash flow from operating activities was $10.0 million during the three months ended of 2016.

Commenting on first quarter 2016 results, Stephen C. Taylor, President and CEO, said:
“Activity continued to decline in the first quarter of 2016, but the quarter was good operationally for NGS. Our sales revenues, while down sequentially, still matched the average revenue level we saw in 2015 and we were able to deliver very high gross margins in our rental business. Although revenues continued downward we earned positive net income, continued to generate appreciable levels of free cash flow and strengthened our balance sheet. 2016 has been challenging and it will continue to be throughout the year, but we are confident that our expense control, as well as the pursuit of our sales and product initiatives, will strengthen the immediate and long-term performance of the company.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, amortization, and gross margin percentage of each of our business lines for the three months ended March 31, 2016 and 2015.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Three months ended March 31,				Three months ended March 31,
	2016		2015		2016		2015
	(in thousands)
Rental	$16,408	76%	$20,603	83%	$10,714	65%	$12,876	62%
Sales	4,910	23%	3,912	16%	978	20%	1,099	28%
Service & Maintenance	258	1%	226	1%	147	57%	188	83%
Total	$21,576		$24,741		$11,839	55%	$14,163	57%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - EBITDA” below.

Non GAAP Financial Measures - EBITDA: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended March 31,
	(in thousands)
	2016	2015
Net income	$2,541	$3,694
Interest expense	2	3
Provision for income taxes	1,243	2,132
Depreciation and amortization	5,503	5,788
EBITDA	9,289	11,617
Selling, general and administrative expense	2,569	2,588
Other income, net	(19)	(42)
Gross margin	$11,839	$14,163

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Wednesday, May 4, 2016 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended March 31, 2016.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$43,055	$35,532
Trade accounts receivable, net of allowance for doubtful accounts of $711 and $833, respectively	10,847	9,107
Inventory, net	25,095	27,722
Prepaid income taxes	396	81
Prepaid expenses and other	297	762
Total current assets	79,690	73,204
Rental equipment, net of accumulated depreciation of $166,359 and $111,293, respectively	188,549	191,933
Property and equipment, net of accumulated depreciation of $10,972 and $10,825, respectively	8,217	8,527
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,413 and $1,382, respectively	1,746	1,777
Other assets	124	73
Total assets	$288,365	$285,553
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$605	$1,226
Accrued liabilities	3,760	3,071
Deferred income	185	271
Total current liabilities	4,550	4,568
Line of credit, non-current portion	417	417
Deferred income tax liability	56,593	56,458
Other long-term liabilities	177	129
Total liabilities	61,737	61,572
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,708 and 12,603 shares issued and outstanding, respectively	127	126
Additional paid-in capital	98,415	98,310
Retained earnings	128,086	125,545
Total stockholders' equity	226,628	223,981
Total liabilities and stockholders' equity	$288,365	$285,553

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2016	2015
Revenue:
Rental income	$16,408	$20,603
Sales, net	4,910	3,912
Service and maintenance income	258	226
Total revenue	21,576	24,741
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	5,694	7,727
Cost of sales, exclusive of depreciation and amortization stated separately below	3,932	2,813
Cost of service and maintenance, exclusive of depreciation and amortization stated separately below	111	38
Selling, general, and administrative expense	2,569	2,588
Depreciation and amortization	5,503	5,788
Total operating costs and expenses	17,809	18,954
Operating income	3,767	5,787
Other income (expense):
Interest expense	(2)	(3)
Other income	19	42
Total other income, net	17	39
Income before provision for income taxes	3,784	5,826
Provision for income taxes	1,243	2,132
Net income	$2,541	$3,694
Earnings per share:
Basic	$0.20	$0.30
Diluted	$0.20	$0.29
Weighted average shares outstanding:
Basic	12,648	12,504
Diluted	12,838	12,713

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Three months ended
	March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,541	$3,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,503	5,788
Deferred income taxes	135	591
Stock based compensation	648	794
Bad debt allowance	29	160
Gain on sale of assets	(25)	(44)
Gain on company owned life insurance	(3)	—
Changes in current assets and liabilities:
Trade accounts receivables, net	(1,769)	619
Inventory	2,791	5,146
Prepaid expenses	165	1,491
Accounts payable and accrued liabilities	68	(6,229)
Deferred income	(86)	(728)
Other	51	—
Tax benefit from equity compensation	(15)	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	10,033	11,282
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,942)	(8,712)
Purchase of company owned life insurance	(48)	—
Proceeds from sale of property and equipment	25	44
NET CASH USED IN INVESTING ACTIVITIES	(1,965)	(8,668)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(3)	(7)
Proceeds from exercise of stock options	352	492
Taxes paid related to net share settlement of equity awards	(909)	(660)
Tax benefit from equity compensation	15	—
NET CASH USED IN FINANCING ACTIVITIES	(545)	(175)
NET CHANGE IN CASH AND CASH EQUIVALENTS	7,523	2,439
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	35,532	6,181
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$43,055	$8,620
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2	$3
Income taxes paid	$1,550	$—
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$164	$—